Exhibit 8.3
FANGDA PARTNERS
http://www.fangdalaw.com

E-mail: Tel.: Fax: Ref.:	Project.Hercules@fangdalaw.com 86-21-2208-1166 86-21-5298-5577 10CF030
20/F, Kerry Center
1515 Nanjing West Road
Shanghai 200040, PRC
June 17, 2010

To:	HiSoft Technology International Limited (the “Company”) 33 Lixian Street, Qixianling Industrial Base, Hi-Tech Zone Dalian 116023, People’s Republic of China
Re: People’s Republic of China Taxation
Ladies and Gentlemen,
We are qualified lawyers of the People’s Republic of China (“PRC”) and are qualified to issue an opinion on the laws and regulations of the PRC. For the purpose of this letter, the PRC does not include the regions of Hong Kong, Macao or Taiwan.
We are acting as the PRC legal counsel to the Company, a company organized under the laws of the Cayman Islands, solely in connection with (A) the Company’s registration statement on Form F-1 (the “Registration Statement”), publicly filed with the Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended, including the prospectus that forms a part of the Registration Statement (the “Prospectus”) , as amended, as of June 17, 2010 relating to the initial public offering by the Company and certain selling shareholders of the Company of a certain number of the Company’s American Depositary Shares (“ADSs”), each representing 19 common shares of par value US$0.0001 per share of the Company, and (B) the sale of the Company’s ADSs and listing of the Company’s ADSs on the Nasdaq Global Market (the “Transaction”).
For the purpose of the Transaction, we have been requested to issue this letter with regard to the PRC Laws (as defined below) relating to certain PRC tax matters set forth in the Prospectus under the caption “Taxation — People’s Republic of China Taxation”. As used herein, “PRC Laws” mean all applicable laws, regulations, rules, orders, decrees, guidelines, judicial interpretations and other legislation of the PRC in effect on the date hereof. There is no assurance that any of such PRC Laws will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect.
Based on the foregoing and subject to the qualifications set out below, we are of the opinion that, as of the date hereof, so far as PRC Laws are concerned, the statements set forth in the Prospectus under the caption “Taxation — People’s Republic of China Taxation” are true and accurate based on the PRC Laws and that such statements constitute our opinion.
Our opinion is subject to the following qualifications:
(1) This opinion is subject to the restrictions of the legally vested discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.
(2) This opinion relates only to PRC Laws and we express no opinion as to any laws other than PRC Laws.
This opinion is intended to be used in the context which is specially referred to herein and each section should be considered as a whole and no part should be extracted and referred to independently.
For the purpose of the Transaction, we consent to the reference to our firm under the captions “Risk Factors”, “Enforcement of Civil Liabilities”, “Regulations” and “Legal Matters” in the Prospectus to be filed with the SEC in the month of June 2010, and to the filing with the SEC of this letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.
Yours sincerely,
/s/ Fangda Partners

2